Exhibit 4.6

SECOND AMENDMENT TO

ENVIVA PARTNERS, LP

LONG-TERM INCENTIVE PLAN

WHEREAS, Enviva Partners GP, LLC, a Delaware limited liability company (the “General Partner”), the general partner of Enviva Partners, LP, a Delaware limited partnership (the “Partnership”) has previously adopted the Enviva Partners, LP Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the General Partner desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 27, 2021 (the “Second Amendment Effective Date”):

1.                 The first sentence of Section 4(a) of the Plan shall be deleted and the following shall be substituted therefor:

    “Subject to adjustment as provided in Section 4(c) and Section 7, the number of Units that may be delivered on and after January 27, 2021, with respect to Awards under the Plan is 3,450,000 (which number is inclusive of the Units underlying Awards outstanding under the Plan immediately prior to January 27, 2021).”

2.                 Section 9 of the Plan shall be deleted and the following shall be substituted therefor:

    “Section 9.     Term of the Plan.     The Plan, as amended, shall be effective on January 27, 2021 and shall continue until the earliest of (i) the date terminated by the Board or the Committee, (ii) the date that all Units available under the Plan have been delivered to Participants, or (iii) January 27, 2031. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan or an Award Agreement to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.”

3.                 As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to be executed on the Second Amendment Effective Date, effective for all purposes as provided above.

ENVIVA PARTNERS GP, LLC

By:	/s/ Joseph N. Lane
Name:	Joseph N. Lane
Title:	Executive Vice President, Human Capital